Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-118903, 333-155528, 333-160499, 333-209060, and 333-220296) on Form S-8, Registration Statement (No. 333-205228 ) on Form S-3, and Registration Statement (No. 333-217671 and 333-220756) on Form S-1 of Hemispherx Biopharma, Inc. and subsidiaries of our report dated March 30, 2018, relating to the consolidated financial statements of Hemispherx Biopharma, Inc., appearing in this Annual Report on Form 10-K of Hemispherx Biopharma, Inc. for the year ended December 31, 2017.

/s/ RSM US LLP
RSM US LLP
Blue Bell, Pennsylvania
March 30, 2018